UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 31, 2019

GIVEMEPOWER CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	File Number: 333-67318	87-0291528
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Amapola Ave., Suite 200A, Torrance, CA 90501
(Address of principal executive offices) (Zip Code)

(310) 895-1839
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

            On December 31, 2019, the company sold one (1) Special 2019 series A preferred share (one preferred share is convertible 100,000,000 share of common stocks) of the company for an agreed upon purchase price to Goldstein Franklin, Inc., a California corporation. The Special preferred share controls 60% of the company’s total voting rights. The issuance of the preferred share to Goldstein Franklin, Inc. gave to Goldstein Franklin, the controlling vote to control and dominate the affairs of the company going forward.

The issuance of shares to Goldstein Franklin, Inc. was completed in reliance on Rule 506 of Regulation D of the Securities Act of 1933, recognizing that these parties were all accredited investors, as defined under Rule 501 of Regulation D of the Securities Act of 1933. All securities issued were issued as restricted securities and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933. No general solicitation or general advertising was conducted in connection with the sales of the shares.

The subscription agreement executed between us and Goldstein Franklin, Inc. included statements that the securities had not been registered pursuant to the Securities Act of 1933 and that the securities may not be offered or sold in the United States unless the securities are registered under the Securities Act of 1933 or pursuant to an exemption from the Securities Act of 1933.  Goldstein Franklin, Inc. agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Securities Act of 1933. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Securities Act of 1933 and could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.

Item 5.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2019, the company sold one (1) Special 2019 series A preferred share (one preferred share is convertible 100,000,000 share of common stocks) of the company for an agreed upon purchase price to Goldstein Franklin, Inc., a California limited liability company.

As a result of the Securities Sales Agreement, all the former officers of company resigned their appointments.  The Company has appointed Mr. Frank I Igwealor as the Company's Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors effective December 31, 2019.

Mr. Igwealor have also been elected as new director of the Company. The changes to the board of directors of the Company will not be effective until at least ten days after an Information Statement is mailed or delivered to all of the Company's shareholders in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder.

The parties were arms-length at the time of entering into the transaction. There was no relationship between the Company and Goldstein Franklin, Inc. or any affiliate, director, officer, or associate of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2019, the company announced certain officer changes that will be effective immediately.   Mr. Frank I Igwealor, JD, CPA, CMA, CFM was elected the President and Chief Executive Officer, Chief Financial Officer, and Company Secretary of the company.

There are no arrangements or understandings between Mr. Igwealor and any other persons pursuant to which he was selected to serve in his new position. There are no transactions in which Mr. Igwealor has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Igwealor will become a party to employment agreements with the company, which will provide for a base salary, subject to adjustment, and participation in our cash incentive plan and other employee benefit plans. The agreements would prohibit the executives from competing with the company for a period of 12 months after termination of employment. The agreements may be terminated without cause by either party on 12 months’ notice, during which period the executives are entitled to full compensation under the agreements, including payment of base salary, target cash incentive, and continuation of benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GiveMePower Corporation

Dated:	January 6, 2020 By:	/s/ Frank I Igwealor
Frank I Igwealor, CPA, JD, CMA, CFM
President and CEO